Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-136459) pertaining to the Massey Energy Company 2006 Stock and Incentive Compensation Plan, as amended, of our reports dated February 27, 2009, with respect to the consolidated financial statements and schedule of Massey Energy Company, and the effectiveness of internal control over financial reporting of Massey Energy Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia
August 10, 2009